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                                                                      Exhibit 11
                      ELECTRONIC TELE-COMMUNICATIONS, INC.

                              ------------------

                       COMPUTATION OF EARNINGS PER SHARE
                      Three Years Ended December 31, 1995


                                                       1995       1994        1993
                                                    ---------   ---------   ---------
Weighted average common
shares outstanding:
 Class A common                                     2,003,949   2,003,515   2,002,149
 Class B common                                       500,000     500,000     500,000

Net effect of dilutive stock options -
based on the treasury stock method
using average market price:
 Class A common                                          -          4,528      10,125
                                                   ----------  ----------  ----------
Total shares:
Class A common                                      2,003,949   2,008,043   2,012,274
                                                   ==========  ==========  ==========
Class B common                                        500,000     500,000     500,000
                                                   ==========  ==========  ==========

Net earnings (loss)                                 $(230,716)  $ 961,942  $1,128,710

Less dividends paid:
Class A common                                        240,474     240,384     200,215
Class B common                                         20,000      20,000      10,000
                                                   ----------  ----------  ----------

Undistributed earnings (loss)                      $ (491,190) $  701,558  $  918,495
                                                   ==========  ==========  ==========

Allocation of undistributed
earnings (loss):
 Class A common                                    $ (393,107) $  561,696  $  735,693
 Class B common                                       (98,083)    139,862     182,802


Calculation of earnings (loss) per share:

Class A common:
Dividends paid                                     $     0.12  $     0.12  $     0.10
Allocation of undistributed
 earnings (loss)                                        (0.20)       0.28        0.37
                                                   ----------  ----------  ----------
Earnings (loss) per Class A common share           $    (0.08) $     0.40  $     0.47
                                                   ==========  ==========  ==========

Class B common:
Dividends paid                                     $     0.04  $     0.04  $     0.02
Allocation of undistributed
 earnings (loss)                                        (0.20)       0.28        0.37
                                                   ----------  ----------  ----------
Earnings (loss) per Class B common share           $    (0.16) $     0.32  $     0.39
                                                   ==========  ==========  ==========


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